Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated December 12, 2024, which appears on this Form 8-K (No. 000-56570) of Jingbo Technology, Inc., relating to the audit of the consolidated balance sheets of Xinghe Technology Limited (the “Company”) as of February 29, 2024 and February 28, 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years ended February 29, 2024 and February 28, 2023, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB ID: 2729

Guangzhou, Guangdong, China

December 12, 2024